Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated December 23, 2004, except as to Notes 1 and 9, as to which the date is                     , 2005, in the Registration Statement (Form S-1 No. 333-122466, Amendment No. 2) and the related Prospectus of Inergy Holdings, LLC and Subsidiaries for the registration of 3,400,000 of its common units.

Ernst & Young LLP

Kansas City, Missouri

April     , 2005

The foregoing consent is in the form that will be signed upon the completion of the conversion of Inergy Holdings, LLC to Inergy Holdings, L.P. as described in Note 1 to the financial statements.

/s/ Ernst & Young LLP

Kansas City, Missouri

April 7, 2005